Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Fourth Quarter and Full Year 2015 Results
HOUSTON, February 23, 2016 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2015.
2015 FOURTH QUARTER OVERVIEW

•	Sales volume was 74.9 kilotons in the fourth quarter 2015 compared to 72.2 kilotons in the fourth quarter 2014.

•	Gross profit was $66.8 million in the fourth quarter 2015 compared to $44.1 million in the fourth quarter 2014, an increase of $22.8 million.

•	Adjusted gross profit (non-GAAP) was $77.5 million, or $1,035 per ton, in the fourth quarter 2015 compared to $59.0 million, or $817 per ton, in the fourth quarter 2014.

•	Adjusted EBITDA (non-GAAP) was $50.0 million in the fourth quarter 2015 compared to $31.7 million in the fourth quarter 2014, an increase of $18.3 million.

•
Net loss attributable to Kraton was $4.0 million, or $0.13 per diluted share, in the fourth quarter 2015 compared to a net loss attributable to Kraton of $17.4 million, or $0.54 per diluted share, in the fourth quarter 2014.

•	Adjusted net income (non-GAAP) was $22.8 million, or $0.74 per diluted share, in the fourth quarter 2015 compared to $5.1 million, or $0.16 per diluted share, in the fourth quarter 2014.

	Three months ended December 31,		Years ended December 31,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Sales volume (in kilotons)	74.9	72.2	306.5	305.6
Revenue	$248,277	$276,039	$1,034,626	$1,230,433
EBITDA(1)	$19,483	$6,471	$80,730	$97,164
Adjusted EBITDA(1)	$50,044	$31,703	$166,817	$147,194
Net income (loss) attributable to Kraton (GAAP)	$(3,961)	$(17,430)	$(10,535)	$2,419
Adjusted net income attributable to Kraton(1)	$22,816	$5,136	$63,481	$38,380
Earnings (loss) per diluted share (GAAP)	$(0.13)	$(0.54)	$(0.34)	$0.07
Adjusted earnings per diluted share(1)	$0.74	$0.16	$2.02	$1.16
Net cash provided by operating activities	$22,274	$48,635	$103,847	$29,858
_______________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“Kraton’s fourth quarter 2015 results reflect year-on-year sales volume increases in all three of our business lines, led by Cariflex, where fourth quarter sales volume was up nearly 25% compared to the fourth quarter 2014, primarily driven by increased sales into surgical glove applications. Sales volume in our Specialty Polymers business was up 3% compared to the fourth quarter 2014, driven largely by higher sales into industrial, medical, and consumer applications, while sales volume in Performance Products was up 2% on increased sales into paving, personal care, and roofing applications. As a result, fourth quarter 2015 sales volume of nearly 75 kilotons was the highest fourth quarter posted by Kraton since 2007,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Our favorable sales mix in the fourth quarter, reflective of our continuing portfolio shift to higher margin products, along with the benefit of our ongoing cost reset initiatives, led to a significant improvement in quarterly profitability. Adjusted gross profit was $1,035 per ton in the fourth quarter 2015, up from $817 per ton in the fourth quarter 2014, driving full year 2015 adjusted gross profit to $912 per ton, consistent with our prior guidance, and demonstrating execution against our stated objectives. Given these factors, Kraton delivered record fourth quarter adjusted EBITDA of $50 million and full-year adjusted EBITDA of nearly $167 million, up 13% compared to adjusted EBITDA of $147 million in 2014. In addition, on a full-year basis we generated $104 million in cash from operating activities, an increase of $74 million compared to cash from operating activities of $30 million in 2014,” added Fogarty.

“In terms of Kraton’s overall strategic objectives, on January 6th we completed the acquisition of Arizona Chemical Holdings Corporation. The process of integrating Arizona is now underway, and we are implementing the initiatives that we expect will deliver $65 million of transaction synergies by 2018. In parallel, progress continues on Kraton’s standalone cost reduction programs that we expect will result in $70 million of run-rate cost outs by 2018, $19 million of which were achieved in 2015,” said Fogarty. “And in late January we completed the sale of certain assets relating to our compounding business for $72 million in cash. Proceeds from the sale were used to reduce outstanding indebtedness, pre-funding near term scheduled amortization under the term loan we entered into in conjunction with the Arizona Chemical acquisition, and reducing annual interest expense by approximately $4 million.”
4Q 2015 VERSUS 4Q 2014 RESULTS
Revenue was $248.3 million for the three months ended December 31, 2015 compared to $276.0 million for the three months ended December 31, 2014, a decrease of $27.8 million or 10.1%. The negative effect of currency changes accounted for $16.4 million of the decline. The remaining decline was due to lower average selling prices amounting to $25.9 million driven by lower average raw material costs partially offset by an increase of $14.5 million related to higher sales volumes. Sales volumes were 74.9 kilotons for the fourth quarter of 2015 compared to 72.2 kilotons for the fourth quarter of 2014, an increase of 2.7 kilotons, or 3.8%. Sales volumes increased for all product groups including a record quarter for CariflexTM.
With respect to revenue in each of our product groups:

•
Cariflex revenue was $40.8 million for the three months ended December 31, 2015 compared to $34.0 million for the three months ended December 31, 2014, an increase of $6.8 million, or 20.0%. Sales volume increased 24.7%, driving an $8.4 million increase in revenue, largely resulting from higher sales into surgical glove applications. This revenue increase was partially offset by a $1.1 million negative effect of currency fluctuations and modestly lower selling prices due to lower raw material costs.

•
Specialty Polymers revenue was $87.6 million for the three months ended December 31, 2015 compared to $94.9 million for the three months ended December 31, 2014, a decline of $7.3 million, or 7.7%. The negative effect of currency fluctuations accounted for $3.7 million of the decline. The balance of the decline was due to lower average selling prices of $6.4 million primarily driven by lower raw material costs, partially offset by a $2.8 million increase in sales volume, largely due to higher sales into medical, industrial, consumer and cable gel applications.

•
Performance Products revenue was $119.7 million for the three months ended December 31, 2015 compared to $147.0 million for the three months ended December 31, 2014, a decline of $27.3 million, or 18.5%. The negative effect of currency fluctuations accounted for $11.6 million of the decline. The remaining decline was due to lower average selling prices of $19.0 million driven by lower raw material costs, partially offset by a $3.4 million increase related to higher sales volume. The increase in sales volume was largely due to higher sales into European paving and roofing applications as well as personal care applications.

Gross profit was $66.8 million for the three months ended December 31, 2015 compared to $44.1 million for the three months ended December 31, 2014. Adjusted gross profit (non-GAAP) was $77.5 million, or $1,035 per ton, for the three months ended December 31, 2015 compared to $59.0 million, or $817 per ton, for the three months ended December 31, 2014, an increase in adjusted gross profit of $218 per ton despite a negative impact from currency fluctuations of $87 per ton.
Research and development expenses were $7.7 million for the three months ended December 31, 2015 compared to $7.6 million for the three months ended December 31, 2014.
Selling, general, and administrative expenses were $39.8 million for the three months ended December 31, 2015 compared to $25.3 million for the three months ended December 31, 2014, an increase of $14.5 million or 57.2%. This increase was primarily due to a $14.3 million increase in transaction and acquisition related costs primarily associated with the acquisition of Arizona Chemical.
Adjusted EBITDA (non-GAAP) in the fourth quarter 2015 was $50.0 million, or 20.2% of revenue, compared to $31.7 million, or 11.5% of revenue in the fourth quarter 2014, an increase of $18.3 million, or 57.9%, despite a $5.3 million negative effect from currency fluctuations.
Fourth quarter 2015 net loss (GAAP) attributable to Kraton was $4.0 million, or $0.13 per diluted share, compared to a fourth quarter 2014 net loss attributable to Kraton of $17.4 million, or $0.54 per diluted share. Adjusted net income attributable to Kraton was $22.8 million, or $0.74 per diluted share, in the fourth quarter 2015 compared to adjusted net income attributable to Kraton of $5.1 million, or $0.16 per diluted share, in the fourth quarter 2014.

FY 2015 VERSUS FY 2014 RESULTS
Revenue was $1,034.6 million for the year ended December 31, 2015 compared to $1,230.4 million for the year ended December 31, 2014, a decrease of $195.8 million or 15.9%. The negative effect of currency movements accounted for $89.1 million of the decline. The remaining decline was due to lower average selling prices amounting to $112.2 million primarily driven by lower average raw material costs, partially offset by $5.5 million due to higher sales volumes. Sales volumes were 306.5 kilotons for the year ended December 31, 2015 compared to 305.6 kilotons for the year ended December 31, 2014.
With respect to revenue for each of our product groups:

•
Cariflex™ revenue was $142.9 million for the year ended December 31, 2015 compared to $138.6 million for the year ended December 31, 2014, an increase of $4.3 million or 3.1%. Cariflex sales volumes increased 10.2% compared to the year ended December 31, 2014, driven primarily by higher sales into surgical glove applications. Higher sales volume, amounting to $14.5 million, was partially offset by a $7.7 million negative effect from currency fluctuations and $2.5 million associated with lower selling prices primarily resulting from lower raw material costs.

•
Specialty Polymers revenue was $350.7 million for the year ended December 31, 2015 compared to $412.4 million for the year ended December 31, 2014, a decline of $61.7 million, or 15.0%. The negative effect of currency fluctuations accounted for $19.6 million of the decline. The remaining decline reflects a $27.4 million impact from lower average selling prices primarily related to lower raw material costs and $14.8 million due to a 3.4% decline in sales volumes. The decline in sales volume was largely due to lower sales into lubricant additive applications associated with inventory reduction measures by a significant customer, and, to a lesser extent, lower sales into personal care applications. Partially offsetting these declines were higher sales into medical, cable gel, and consumer applications.

•
Performance Products revenue was $540.6 million for the year ended December 31, 2015 compared to $678.9 million for the year ended December 31, 2014, a decline of $138.3 million, or 20.4%. The decline includes a $61.8 million negative effect of currency fluctuations. The remaining decline was due to lower average selling prices primarily resulting from lower raw material costs. Sales volume increased modestly, despite the previously disclosed seven kilotons of lost production at our Wesseling and Berre facilities in the second quarter 2015. The increase in sales volume was driven by higher sales into North American paving applications and personal care applications, largely offset by lower sales into adhesives and roofing applications.

Gross profit was $228.7 million for the year ended December 31, 2015 compared to $237.1 million for the year ended December 31, 2014. Adjusted gross profit amounted to $279.5 million, or $912 per ton, for the year ended December 31, 2015 compared to $257.9 million, or $844 per ton, for the year ended December 31, 2014, an increase in adjusted gross profit of $68 per ton despite a negative impact from currency fluctuations of $54 per ton. The increase in adjusted gross profit includes a $12.4 million reduction in manufacturing costs resulting from the implementation of our previously announced cost reduction initiatives.
Research and development expenses were $31.0 million for the year ended December 31, 2015 compared to $31.4 million for the year ended December 31, 2014. The $0.4 million decrease includes $2.8 million of savings from the implementation of our previously announced cost reduction initiatives, largely offset by higher variable employee compensation and other operating costs.
Selling, general, and administrative expenses were $117.3 million for the year ended December 31, 2015 compared to $104.2 million for the year ended December 31, 2014, an increase of $13.1 million, or 12.6%. This increase was primarily due to an $11.3 million increase in transaction and acquisition related costs, a $7.2 million increase in employee related expenses, primarily variable compensation expense, and a $2.3 million increase in other professional fees. These increases were partially offset by a $3.9 million positive effect from currency fluctuations and a $4.1 million reduction from the implementation of our previously announced cost reduction initiatives.
Adjusted EBITDA was $166.8 million or 16.1% of revenue in 2015, compared to $147.2 million, or 12.0% of revenue in 2014, an increase of $19.6 million or 13.3%, despite an $11.0 million negative effect from currency fluctuations.
Net loss attributable to Kraton was $10.5 million or $0.34 per diluted share for the year ended December 31, 2015, a decrease in net income of $13.0 million compared to net income of $2.4 million or $0.07 per diluted share for the year ended December 31, 2014. Adjusted net income attributable to Kraton was $63.5 million or $2.02 per diluted share in 2015 compared to $38.4 million or $1.16 per diluted share in 2014.

CASH FLOW
In the fourth quarter 2015 and 2014, cash provided by operating activities totaled $22.3 million and $48.6 million, respectively. For the full year 2015, cash provided by operating activities was $103.8 million, compared to $29.9 million in 2014. The $74.0 million year-over-year increase in operating cash flows was primarily driven by changes in working capital that provided cash flows of $46.1 million for the year ended December 31, 2015 compared to a use of cash of $53.2 million for the year ended December 31, 2014. This period-over-period change includes a $63.4 million increase in cash flows associated with inventories of products, materials, and supplies, due to a decrease in inventory volumes for the year ended December 31, 2015 compared to an increase in inventory volumes for the year ended December 31, 2014. In addition, cash flows associated with inventories increased as a result of declining costs of raw material and finished goods inventories for the year ended December 31, 2015.
OUTLOOK
With respect to the full year 2016, we currently estimate revenue of approximately $1.9 billion, reflecting modest volume growth for our SBC and pine-based specialty chemicals businesses. We project Adjusted EBITDA in the range of $370.0 million to $390.0 million. In addition, we currently estimate the following: depreciation and amortization in the range of $135.0 million to $145.0 million; interest expense of approximately $140.0 million (including estimated amortization of deferred financing costs and accretion of original issue discount totaling approximately $17.0 million); and a tax provision currently estimated in the range of $10.0 million to $15.0 million (excluding the impact of an anticipated release of $87.9 million of valuation allowance related to U.S. net deferred tax assets in 2016).
We currently estimate that our results in the first quarter 2016 will reflect a negative spread between FIFO and ECRC of approximately $20.0 million to $25.0 million.
USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or adjusted diluted earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2015.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton (or adjusted diluted earnings per share) by eliminating from net income the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Wednesday, February 24, 2016 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2015 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 24, 2016 through 1:59 a.m. (Eastern Time) on March 13, 2016. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0401 and International callers dial 203-369-3040.
ABOUT KRATON
Kraton Performance Polymers, Inc. (NYSE "KRA") is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products.  Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products.  As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining.  Kraton offers its products to a diverse customer base in over 70 countries worldwide. Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including the expected amount of, and timing to achieve, transaction synergies and run-rate cost outs, and all matters described under the caption “Outlook” including, but not limited to, full year 2016 expectations for revenue, volume growth, Adjusted EBITDA, depreciation and amortization, interest expense, tax provision, and the spread between FIFO and ECRC.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical Holdings Corporation; Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.
For Further Information:
H. Gene Shiels

Director of Investor Relations

(281)-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Revenue	$248,277	$276,039	$1,034,626	$1,230,433
Cost of goods sold	181,428	231,949	805,970	993,366
Gross profit	66,849	44,090	228,656	237,067
Operating expenses:
Research and development	7,679	7,634	31,024	31,370
Selling, general, and administrative	39,820	25,337	117,308	104,209
Depreciation and amortization	15,241	16,612	62,093	66,242
Impairment of long-lived assets	—	4,731	—	4,731
Total operating expenses	62,740	54,314	210,425	206,552
Earnings of unconsolidated joint venture	133	83	406	407
Interest expense, net	6,248	5,927	24,223	24,594
Income (loss) before income taxes	(2,006)	(16,068)	(5,586)	6,328
Income tax expense	2,808	1,713	6,943	5,118
Consolidated net income (loss)	(4,814)	(17,781)	(12,529)	1,210
Net loss attributable to noncontrolling interest	(853)	(351)	(1,994)	(1,209)
Net income (loss) attributable to Kraton	$(3,961)	$(17,430)	$(10,535)	$2,419
Earnings (loss) per common share:
Basic	$(0.13)	$(0.54)	$(0.34)	$0.07
Diluted	$(0.13)	$(0.54)	$(0.34)	$0.07
Weighted average common shares outstanding:
Basic	29,969	31,907	30,574	32,163
Diluted	29,969	31,907	30,574	32,483

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)
	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$70,049	$53,818
Receivables, net of allowances of $244 and $245	105,089	107,432
Inventories of products	264,107	326,992
Inventories of materials and supplies	12,138	10,968
Other current assets	31,278	24,521
Total current assets	482,661	523,731
Property, plant and equipment, less accumulated depreciation of $382,157 and $387,463	517,673	451,765
Intangible assets, less accumulated amortization of $100,093 and $88,939	41,602	49,610
Investment in unconsolidated joint venture	11,628	12,648
Debt issuance costs	13,480	7,153
Deferred income taxes	3,867	3,848
Other long-term assets	21,789	28,122
Total assets	$1,092,700	$1,076,877
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$141	$87
Accounts payable-trade	59,337	72,786
Other payables and accruals	91,011	50,888
Due to related party	14,101	18,121
Total current liabilities	164,590	141,882
Long-term debt, net of current portion	429,056	351,785
Deferred income taxes	9,070	11,320
Other long-term liabilities	96,992	103,739
Total liabilities	699,708	608,726
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,569 shares issued and outstanding at December 31, 2015; 31,831 shares issued and outstanding at December 31, 2014	306	318
Additional paid in capital	349,871	361,342
Retained earnings	147,131	168,041
Accumulated other comprehensive loss	(138,568)	(99,218)
Total Kraton stockholders’ equity	358,740	430,483
Noncontrolling interest	34,252	37,668
Total equity	392,992	468,151
Total liabilities and equity	$1,092,700	$1,076,877

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Years ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(12,529)	$1,210
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	62,093	66,242
Amortization of debt premium	(174)	(164)
Amortization of debt issuance costs	2,233	2,223
Loss on disposal of property, plant, and equipment	237	314
Impairment of long-lived assets	—	4,731
Impairment of spare parts inventory	—	430
Earnings from unconsolidated joint venture, net of dividends received	(43)	80
Deferred income tax benefit	(3,114)	(2,523)
Share-based compensation	9,015	10,475
Decrease (increase) in:
Accounts receivable	(5,149)	13,005
Inventories of products, materials, and supplies	47,530	(15,883)
Other assets	(5,466)	(6,437)
Increase (decrease) in:
Accounts payable-trade	(7,910)	(35,368)
Other payables and accruals	21,232	(30)
Other long-term liabilities	(163)	(3,849)
Due to related party	(3,945)	(4,598)
Net cash provided by operating activities	103,847	29,858
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(57,065)	(66,398)
KFPC purchase of property, plant, and equipment	(69,105)	(44,277)
Purchase of software and other intangibles	(2,572)	(3,710)
Settlement of net investment hedge	—	—
Net cash used in investing activities	(128,742)	(114,385)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	30,000	39,000
Repayments of debt	(30,000)	(39,000)
KFPC proceeds from debt	80,094	—
Capital lease payments	(133)	(6,007)
Purchase of treasury stock	(31,899)	(19,383)
Proceeds from the exercise of stock options	1,026	1,448
Debt issuance costs	(1,957)	(485)
Net cash provided by (used in) financing activities	47,131	(24,427)
Effect of exchange rate differences on cash	(6,005)	(13,100)
Net increase (decrease) in cash and cash equivalents	16,231	(122,054)
Cash and cash equivalents, beginning of period	53,818	175,872
Cash and cash equivalents, end of period	$70,049	$53,818
Supplemental disclosures
Cash paid during the period for income taxes, net of refunds received	$6,340	$10,724
Cash paid during the period for interest, net of capitalized interest	$21,157	$22,396
Capitalized interest	$4,185	$3,198
Supplemental non-cash disclosures
Property, plant, and equipment accruals	$16,883	$5,375
Asset acquired through capital lease	$681	$7,033

KRATON PERFORMANCE POLYMERS, INC. DETAIL ON CASH FLOW AND DEBT (Unaudited) (In millions)
	Year ended December 31, 2015
	Kraton	KFPC	Consolidated
Operating activities	$112.9	$(9.1)	$103.8
Investing activities	$(59.6)	$(69.1)	$(128.7)
Financing activities	$(33.0)	$80.1	$47.1
Foreign exchange	$(5.4)	$(0.6)	$(6.0)
Beginning cash	$45.8	$8.0	$53.8
Ending cash	$60.7	$9.3	$70.0
Debt	$352.3	$76.9	$429.2
Net Debt	$291.6	$67.6	$359.2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Gross profit	$66,849	$44,090	$228,656	$237,067
Add (deduct):
Restructuring and other charges (a)	17	93	159	651
Production downtime (b)	—	(1,518)	(474)	9,905
Impairment of spare parts inventory (c)	—	430	—	430
Non-cash compensation expense (d)	145	120	541	628
Spread between FIFO and ECRC	10,514	15,763	50,658	9,255
Adjusted gross profit	$77,525	$58,978	$279,540	$257,936
____________________________________________________

(a)	Employee severance costs and other restructuring related charges.

(b)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility.

(c)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015.

(d)	Represents non-cash expense related to equity compensation plans.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Net income (loss) attributable to Kraton	$(3,961)	$(17,430)	$(10,535)	$2,419
Net loss attributable to noncontrolling interest	(853)	(351)	(1,994)	(1,209)
Consolidated net income (loss)	(4,814)	(17,781)	(12,529)	1,210
Add:
Interest expense, net	6,248	5,927	24,223	24,594
Income tax expense	2,808	1,713	6,943	5,118
Depreciation and amortization expenses	15,241	16,612	62,093	66,242
EBITDA	19,483	6,471	80,730	97,164
Add (deduct):
Retirement plan charges (a)	792	399	792	399
Restructuring and other charges (b)	230	2,300	1,729	2,953
Transaction and acquisition related costs (c)	15,048	763	20,846	9,585
Impairment of long-lived assets (d)	—	4,731	—	4,731
Impairment of spare parts inventory (e)	—	430	—	430
Production downtime (f)	(250)	(1,732)	(593)	10,291
KFPC startup costs (g)	1,813	571	3,640	1,911
Non-cash compensation expense (h)	2,414	2,007	9,015	10,475
Spread between FIFO and ECRC	10,514	15,763	50,658	9,255
Adjusted EBITDA	$50,044	$31,703	$166,817	$147,194

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(b)	Employee severance, professional fees, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(c)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general, and administrative expenses. In 2015, charges are primarily related to the acquisition of Arizona Chemical. In 2014, charges are primarily related to the terminated combination agreement with LCY.

(d)
The charge recognized in 2014 includes $2.4 million related to engineering and design assets for projects we determined were no longer economically viable, $1.4 million related to information technology and office assets associated with restructuring activities, and $0.9 million related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015 which is recorded in cost of goods sold.

(f)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which $9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling, general, and administrative expenses.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(h)
Represents non-cash expense related to equity compensation plans. For the three months and year ended December 31, 2015, $2.1 million and $7.8 million was recorded in selling, general and administrative expenses, $0.2 million and $0.7 million was recorded in research and development expenses and $0.1 million and $0.5 million was recorded in cost of goods sold, respectively. For the three months and year ended December 31, 2014, $1.7 million and $9.0 million was recorded in selling, general and administrative expenses, $0.2 million and $0.9 million was recorded in research and development expenses and $0.1 million and $0.6 million was recorded in cost of goods sold, respectively.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share amounts)
	Three months ended December 31, 2015				Three months ended December 31, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP loss	$(2,006)	$2,808	$(853)	$(0.13)	$(16,068)	$1,713	$(351)	$(0.54)
Retirement plan charges (a)	792	—	—	0.03	399	8	—	0.01
Restructuring and other charges (b)	230	6	—	0.01	2,300	78	—	0.07
Transaction and acquisition related costs (c)	15,048	—	—	0.49	763	15	—	0.03
Impairment of long-lived assets (d)	—	—	—	—	4,731	95	—	0.14
Impairment of spare parts inventory (e)	—	—	—	—	430	9	—	0.01
Production downtime (f)	(250)	—	—	(0.01)	(1,732)	(35)	—	(0.05)
KFPC startup costs (g)	1,813	308	753	0.02	571	96	238	0.01
Change in valuation allowance (h)	—	—	—	—	—	(84)	—	—
Spread between FIFO and ECRC	10,514	303	—	0.33	15,763	239	—	0.48
Adjusted Earnings	$26,141	$3,425	$(100)	$0.74	$7,157	$2,134	$(113)	$0.16

	Year ended December 31, 2015				Year ended December 31, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP earnings (loss)	$(5,586)	$6,943	$(1,994)	$(0.34)	$6,328	$5,118	$(1,209)	$0.07
Retirement plan charges (a)	792	—	—	0.03	399	8	—	0.01
Restructuring and other charges (b)	1,729	44	—	0.05	2,953	204	—	0.08
Transaction and acquisition related costs (c)	20,846	—	—	0.67	9,585	192	—	0.29
Impairment of long-lived assets (d)	—	—	—	—	4,731	95	—	0.14
Impairment of spare parts inventory (e)	—	—	—	—	430	9	—	0.01
Production downtime (f)	(593)	—	—	(0.02)	10,291	135	—	0.31
KFPC startup costs (g)	3,640	618	1,511	0.05	1,911	325	793	0.02
Change in valuation allowance (h)	—	—	—	—	—	1,769	—	(0.05)
Spread between FIFO and ECRC	50,658	883	—	1.58	9,255	64	—	0.28
Adjusted Earnings	$71,486	$8,488	$(483)	$2.02	$45,883	$7,919	$(416)	$1.16

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(b)	Employee severance, professional fees, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(c)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general, and administrative expenses. In 2015, charges are primarily related to the acquisition of Arizona Chemical. In 2014, charges are primarily related to the terminated combination agreement with LCY.

(d)
The charge recognized in 2014 includes $2.4 million related to engineering and design assets for projects we determined were no longer economically viable, $1.4 million related to information technology and office assets associated with restructuring activities, and $0.9 million related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015 which is recorded in cost of goods sold.

(f)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which $9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling, general, and administrative expenses.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(h)	Income tax benefit related to a portion of the change in our valuation allowance for deferred tax assets.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share amounts)
	Three Months Ended December 31, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$248,277	$—		$—	$248,277
Cost of goods sold	181,428	(17)	(a)	(10,514)	170,897
Gross profit	66,849	17		10,514	77,380
Operating expenses:
Research and development	7,679	—		—	7,679
Selling, general and administrative	39,820	(17,616)	(b)	—	22,204
Depreciation and amortization	15,241	—		—	15,241
Total operating expenses	62,740	(17,616)		—	45,124
Earnings of unconsolidated joint venture	133	—		—	133
Interest expense, net	6,248	—		—	6,248
Income (loss) before income taxes	(2,006)	17,633		10,514	26,141
Income tax expense	2,808	314	(c)	303	3,425
Consolidated net income (loss)	(4,814)	17,319		10,211	22,716
Net loss attributable to noncontrolling interest	(853)	753	(d)		(100)
Net income (loss) attributable to Kraton	$(3,961)	$16,566		$10,211	$22,816

Earnings (loss) per common share:
Basic	$(0.13)	$0.55		$0.33	$0.75
Diluted	$(0.13)	$0.54		$0.33	$0.74
Weighted average common shares outstanding:
Basic	29,969	29,969		29,969	29,969
Diluted	29,969	30,296		30,296	30,296

(a)	Restructuring and other charges.

(b)
$15.0 million of transaction costs, $1.8 million of KFPC startup costs, $0.8 million of charges associated with the termination of the defined benefit restoration plan, $0.2 million of restructuring and other charges, partially offset by a $0.2 million reduction of production downtime costs.

(c)	Tax effect of other adjustments.

(d)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share amounts)
	Three Months Ended December 31, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$276,039	$—		$—	$276,039
Cost of goods sold	231,949	996	(a)	(15,763)	217,182
Gross profit	44,090	(996)		15,763	58,857
Operating expenses:
Research and development	7,634	(16)	(b)	—	7,618
Selling, general and administrative	25,337	(3,711)	(c)	—	21,626
Depreciation and amortization	16,612	—		—	16,612
Impairment of long-lived assets	4,731	(4,731)	(d)	—	—
Total operating expenses	54,314	(8,458)		—	45,856
Earnings of unconsolidated joint venture	83	—		—	83
Interest expense, net	5,927	—		—	5,927
Income (loss) before income taxes	(16,068)	7,462		15,763	7,157
Income tax expense	1,713	182	(e)	239	2,134
Consolidated net income (loss)	(17,781)	7,280		15,524	5,023
Net loss attributable to noncontrolling interest	(351)	238	(f)	—	(113)
Net income (loss) attributable to Kraton	$(17,430)	$7,042		$15,524	$5,136

Earnings (loss) per common share:
Basic	$(0.54)	$0.22		$0.48	$0.16
Diluted	$(0.54)	$0.22		$0.48	$0.16
Weighted average common shares outstanding:
Basic	31,907	31,907		31,907	31,907
Diluted	31,907	32,160		32,160	32,160

(a)
$1.5 million reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs, partially offset by $0.1 million of restructuring and other charges and $0.4 million of impairment of spare parts inventory.

(b)	Charges associated with the termination of the defined benefit restoration pension plan.

(c)
$2.2 million of restructuring and other charges, $0.8 million of transaction costs, $0.4 million of charges associated with the termination of the defined benefit restoration plan, and $0.6 million of KFPC startup costs, partially offset by a $0.2 million reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs.

(d)	Impairment of engineering, information technology, office, and other long-lived assets.

(e)	Income tax benefit related to a portion of the change in our valuation allowance for deferred tax assets.

(f)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share amounts)
	Year ended December 31, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$1,034,626	$—		$—	$1,034,626
Cost of goods sold	805,970	315	(a)	(50,658)	755,627
Gross profit	228,656	(315)		50,658	278,999
Operating expenses:
Research and development	31,024	—		—	31,024
Selling, general and administrative	117,308	(26,729)	(b)	—	90,579
Depreciation and amortization	62,093	—		—	62,093
Total operating expenses	210,425	(26,729)		—	183,696
Earnings of unconsolidated joint venture	406	—		—	406
Interest expense, net	24,223	—		—	24,223
Income (loss) before income taxes	(5,586)	26,414		50,658	71,486
Income tax expense	6,943	662	(c)	883	8,488
Consolidated net income (loss)	(12,529)	25,752		49,775	62,998
Net loss attributable to noncontrolling interest	(1,994)	1,511	(d)	—	(483)
Net income (loss) attributable to Kraton	$(10,535)	$24,241		$49,775	$63,481

Earnings (loss) per common share:
Basic	$(0.34)	$0.78		$1.60	$2.04
Diluted	$(0.34)	$0.77		$1.59	$2.02
Weighted average common shares outstanding:
Basic	30,574	30,574		30,574	30,574
Diluted	30,574	30,913		30,913	30,913

(a)
$0.5 million reduction of production downtime costs related to incremental insurance recoveries and reductions in total estimated costs, partially offset by $0.2 million of restructuring and other charges.

(b)
$20.8 million in transaction costs, $3.6 million in KFPC startup costs, $1.6 million in restructuring and other charges, $0.8 million of charges associated with the termination of the defined benefit restoration pension plan, partially offset by a $0.1 million reduction of production downtime costs.

(c)	Tax effect of other adjustments.

(d)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share amounts)
	Year ended December 31, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$1,230,433	$—		$—	$1,230,433
Cost of goods sold	993,366	(10,986)	(a)	(9,255)	973,125
Gross profit	237,067	10,986		9,255	257,308
Operating expenses:
Research and development	31,370	(16)	(b)	—	31,354
Selling, general and administrative	104,209	(14,567)	(c)	—	89,642
Depreciation and amortization	66,242	—		—	66,242
Impairment of long-lived assets	4,731	(4,731)	(d)	—	—
Total operating expenses	206,552	(19,314)		—	187,238
Earnings of unconsolidated joint venture	407	—		—	407
Interest expense, net	24,594	—		—	24,594
Income before income taxes	6,328	30,300		9,255	45,883
Income tax expense	5,118	2,737	(e)	64	7,919
Consolidated net income	1,210	27,563		9,191	37,964
Net loss attributable to noncontrolling interest	(1,209)	793	(f)	—	(416)
Net income attributable to Kraton	$2,419	$26,770		$9,191	$38,380

Earnings per common share:
Basic	$0.07	$0.82		$0.28	$1.18
Diluted	$0.07	$0.81		$0.28	$1.16
Weighted average common shares outstanding:
Basic	32,163	32,163		32,163	32,163
Diluted	32,483	32,483		32,483	32,483

(a)	$9.9 million of production downtime, $0.7 million of restructuring and other charges, and $0.4 million of impairment of spare parts inventory.

(b)	Charges associated with the termination of the defined benefit restoration pension plan.

(c)
$9.6 million in transaction costs, $2.3 million in restructuring and other charges, $1.9 million related to KFPC startup costs, $0.4 million of charges associated with the termination of the defined benefit restoration plan, and $0.4 million in production downtime.

(d)	Impairment of engineering, information technology, office, and other long-lived assets.

(e)	Income tax benefit related to a portion of the change in our valuation allowance for deferred tax assets.

(f)	KFPC startup costs.